EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (as amended, modified or supplemented and in effect from time to time, this “Agreement”) is made and entered into this 23rd day of October 2011 by and between DANYANG LIHUA ELECTRON CO., LTD. (the “Lihua Electron”), and Yang “Roy” Yu (the “Executive”).

WHEREAS, Lihua Electron is the indirect, wholly owned subsidiary of Lihua International, Inc. (the “Parent”), a Delaware company whose common stock is listed on The Nasdaq Stock Market, LLC; and

WHEREAS, Lihua Electron desires to employ the Executive to provide services to Lihua Electron, pursuant to the terms of this Agreement, and to provide the same or similar services under this Agreement to the Parent and Jiangsu Lihua Copper Industry Co., Ltd.; a PRC limited liability company (together, with Lihua Electron, the “Company”); and

WHEREAS, the Board has approved the employment of the Executive to provide the services outlined in this Agreement; and

WHEREAS, the Executive desires to provide such services pursuant to this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

ARTICLE I            SELECTED DEFINITIONS

1.1           Defined Terms.  As used herein, the terms below shall have the following meanings:

“Board” shall mean the Board of Directors of the Parent.

“Business” shall mean the (i) the existing business of the Company, including Copper Clad Aluminum, Scrap Copper Recycling and Copper Anode; and (ii) such other businesses as the Company is engaged, or with respect to which the Company has a written letter of intent, joint venture agreement, acquisition agreement or other similar written agreement to enter into such other business, at the date of the termination of the Effective Period.

“Cause” shall mean:

(a)           the Executive’s conviction for, or entry of a plea of guilty or nolo contendere or no contest with respect to any felony or a misdemeanor involving dishonesty or moral turpitude;

(b)           the Executive’s (i) willful gross misconduct, including, without limitation, dishonesty, embezzlement, fraud, theft or other misappropriation or (ii) willful bad faith act or failure to act that is materially injurious to the business or reputation of the Company;

(c)           the Executive’s failure to execute and carry out a reasonable lawful directive of the Board relating to the Business; or

(d)           the Executive’s material breach of any of his obligations hereunder or the Company’s policies and procedures as in effect from time to time;

“Consent” means any consent, authorization or approval;

“Effective Period” shall mean the period commencing on the date hereof and ending on the first (1st) anniversary of this Agreement (unless earlier terminated pursuant to this Agreement); provided, however, that the Executive’s employment may be renewed prior to the first and second anniversary of this Agreement, upon written notice to the Executive delivered no later than 30 days prior to each such anniversary;

“Good Reason” shall mean the occurrence without the Executive’s written consent of any of the following circumstances: (i) a material breach by the Company of any material provision of this Agreement including, but not limited to, failure to pay salary or benefits when due or the failure to appoint the Executive to the position provided for in Section 2.1 hereof, provided that, such breach is not cured by the Company within fifteen (15) days after receipt of the Executive’s written notification to the Company, specifically in reasonable detail, the facts and circumstances alleged to constitute such breach; or (ii) any material adverse alteration of Executive’s position, duties or responsibilities hereunder, including, without limitation, the duties set forth in Section 2.1 (except in each case in connection with the termination of Executive’s employment for Cause or disability or as a result of the Executive’s death or temporarily as a result of the Executive’s illness or other absence) or the assignment to Executive of duties or responsibilities materially inconsistent with Executive’s position as Executive Vice President of Finance of the Company proved such alteration or assignment is not cured by the Company within fifteen (15) days after receipt of the Executive’s written notification to the Company, specifying in reasonable detail the facts and circumstances alleged to constitute such alteration or assignment;

“Governmental Entity” means any government or agency, district, bureau, board, commission, court, department, official, political subdivision, tribunal, taxing authority or other instrumentality of any government, whether federal, state or local, domestic or foreign;

“Incentive Plan” shall mean the Parent’s 2009 Omnibus Securities and Incentive Plan;

“Law” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order;

“Order” means any decree, injunction, judgment, order, award, ruling, assessment or writ by a court administrative agency, other Governmental Entity, arbitrator or arbitration panel;

“Restricted Period” means one (1) year from the Termination Date;

“Salary” shall mean compensation at a rate of One Hundred and Fifty Thousand Dollars ($150,000) per annum;

“Termination Date” shall mean the effective date of the termination of the Executive’s employment with the Company;

“Termination for Cause” shall mean the discharge of the Executive and termination of this Agreement for any or all of the items set forth in the definition of Cause;

“Termination for Good Reason” shall mean the termination of this Agreement by the Executive for Good Reason;

“Territory” shall mean the People’s Republic of China.

ARTICLE II           EMPLOYMENT

2.1           Title: Duties.  The Company agrees to employ the Executive, and the Executive agrees to serve as the Executive Vice President of Finance of the Company during the Effective Period.  The Executive shall have all the responsibilities and power normally associated with such office.  The Executive shall perform such other duties and services for the Company, if any, commensurate with the Executive’s position, and as may be designated from time to time by the Company and the Board.

2.2           Performance of Duties

2.2.1           The Executive agrees to devote all of his professional time, attention skills and energies to his duties as Executive Vice President of Finance and to use his best efforts to perform such duties in an efficient, trustworthy and businesslike manner.  During the Effective Period the Executive shall not be employed or engaged in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, provided, however, the Executive may engage in personal investment activities for himself and his family and he may engage in charitable and civic activities and in all such cases, so long as such activities do not interfere with the performance of his duties hereunder.  The Executive will be based at the Company’s offices in the Danyang City, China, but his position will require reasonable travel outside of such area (taking into consideration the nature and location of the Business, operations, existing and prospective suppliers and customers).

2.2.2           The Executive represents and warrants that he is not bound by any employment, consulting, non-competition, confidentiality, finders, marketing or other agreement or arrangement that would or might reasonably be expected to prohibit or restrict him from performing his duties and obligations hereunder.

2.2.3           The Executive shall work no less than five (5) days per week, eight (8) hours per day, with the average working hours not exceeding forty (40) hours per week.  The Company may require the Executive to work overtime due to the business needs of the Company and the Company shall pay the Executive overtime pay in accordance with its overtime management rules and the relevant state and local regulations.

2.2.4           The Company shall provide the Executive with appropriate working conditions and facilities with labor protection in accordance with local standards, and the Executive shall comply with the rules and regulations of work safety formulated by the Company.

ARTICLE III          COMPENSATION AND OTHER FINANCIAL MATERS

3.1           Compensation.  The Company shall pay the Salary to the Executive during the Effective Period in arrears in equal installments pursuant to the Company’s customary payroll policies in force at the time of payment, less payroll taxes and other deductions required by applicable law and other deductions authorized in writing by the Executive.  The Company shall have the right, after review and recommendation of the Compensation Committee of the Board of Directors, to adjust the Salary and welfare of the Executive appropriately based on the capability, experience, attitude, performance, achievement and position of the Executive, as well as according to the Salary and position adjustment policies and business conditions experienced by the Company.

3.2           Deductions.  The Company shall deduct the individual income tax of the Executive and the portion of the society insurance and other welfare benefits which are to be borne by the Executive from the salary payable to the Executive in accordance with the relevant PRC laws and regulations.

3.3           Insurance, Welfare and Leave.  The parties shall pay premiums for social security insurance schemes, such as Pension, Unemployment and Medical Insurance, in accordance with relevant PRC laws and regulations.

3.4           Bonus.  The Company, in the sole discretion of the Compensation Committee of the Board, may pay to the Executive an annual bonus of up to $30,000, payable at such time as is consistent with the Company’s past practice, and subject to the Company’s ordinary payroll practice.

3.5           Benefits.  During the Effective Period, the Executive will be entitled to receive and take such number of paid vacation days per year consistent with Company’s prior practices, which may be taken at such times and for such periods as are reasonable, taking into account the best interests of the Company, after consultation with the Board.  The Company shall provide the Executive with such insurance, medical, dental, sick leave, holiday and other benefits as may be given and amended from time to time to other senior management of the Company, with such benefits shall be materially consistent with the Company’s prior practices.

3.6           Reimbursement of Expenses.  The Company will reimburse the Executive for all ordinary and necessary business expenses incurred by the Executive during the Effective Period in connection with the Business subject to budgets and guidelines established by the Company from time to time.  Reimbursement of such expenses shall be paid in accordance with the Company’s customary policies in force at the time of payment, upon submission by the Executive of receipts and vouchers, itemizing such expenses in a form reasonably satisfactory to the Company, properly identifying the nature and business purpose of any expenditures.

3.7           Stock Grant.  The Executive shall receive a 10-year nonqualified stock option to purchase up to 100,000 shares of common stock of the Parent, awarded pursuant to the Incentive Plan, with an exercise price equal to the closing price of one share of common stock of the Parent on the date hereof, which shall vest in installments of 40,000 shares, 30,000 shares and 30,000 shares on the first, second and third year anniversaries of the date of this Agreement, respectively, so long as the Executive remains employed as an officer by the Company at each such vesting date.

ARTICLE IV          TERMINATION OF EMPLOYMENT

4.1           Termination by the Company for “Cause.”  The Company shall have the right, acting by Board resolution to effect a Termination for Cause by written notice provided to the Executive, provided, however, that if any such “Cause” is under clause (c) or (d) of the definition of Cause, the Company shall not terminate the Executive’s employment under this Section 4.1, unless the Company first gives the Executive written notice of its intention to terminate and of the specific grounds therefor and the Executive has not within fifteen (15) days following receipt of such notice cured any such events that are capable of being cured and that constitute the “Cause” (such fifteenth (15th) day being the Termination Date if no cure is achieved).  Subject to the foregoing provision, the Termination Date of a Termination for Cause under this Section 4.1 shall be the date specified in a written notice of termination to the Executive.

4.2           Termination by the Company due to Disability of the Executive.  The Company shall have the right to discharge the Executive and terminate this Agreement by written notice provided to the Executive not less than fifteen (15) days prior to the intended date of discharge and termination (such intended date being the Termination Date), if Executive has failed to materially perform the essential functions required by his employment by reason of any medically determined physical or mental impairment which has lasted for a continuous period of not less than ninety (90) days or for an aggregate of one hundred and twenty (120) business days during any twelve (12) month period, provided that no such discharge or termination shall be effective if prior to the date when such notice is given, the Executive’s impairment shall have terminated and he shall be physically and mentally able to engage, and he shall be engaging in such activities.

4.3           Death.  The Effective Period shall terminate forthwith upon the death of the Executive.  The date of death shall be the Termination Date.

4.4           Termination by the Executive for “Good Reason”.  The Executive shall have the right to effect a Termination for Good Reason by written notice, provided to the Company not less than thirty (30) days prior to the intended date of termination.  If no cure is achieved during the thirty (30) day cure period, the Termination Date shall be the last date of the thirty (30) day notice period provided in this Section 4.4.

4.5           Termination by the Executive for any reason other than Good Reason, Death or Disability.  The Executive shall have the right to effect a Termination for any reason other than Good Reason, Death or Disability by written notice provided to the Company not less than ninety (90) days prior to the intended date of termination.

ARTICLE V           EFFECT OF TERMINATION OF EMPLOYMENT

5.1           Termination of Employment by the Company.

5.1.1           In the event of termination of the Executive’s employment by the Company for Cause, the Executive shall be entitled to continue to receive from the Company through the Termination Date the Salary in accordance with the Section 3.1 hereof, the benefits in accordance with Section 3.5 hereof, and applicable PRC laws.

5.1.2           In the event of termination of the Executive’s employment due to the Executive’s disability or death, the Executive (or, if applicable, his estate) shall be entitled to continue to receive from the Company, or the Company to pay for, through the six month anniversary of the Termination Date, the Salary in accordance with Section 3.1 hereof, the benefits in accordance with Section 3.5 hereof, and applicable PRC laws.

5.1.3           In the event of termination of the Executive’s employment by the Company other than for Cause, disability or death or by the Executive for Good Reason, the Executive (or, if applicable, his estate) shall be entitled to continue to receive from the Company, or the Company to pay for, through the first anniversary of the Termination Date, the salary in accordance with Section 3.1 hereof and the benefits in accordance with Section 3.5 hereof.  Any Salary and benefits paid after the Termination Date shall be subject to the Executive’s continued compliance in all material respects with Article 6 hereof and the execution and delivery of a separation agreement and general release (other than of the Company’s obligations under this Agreement) in form reasonably acceptable to the Board.

5.2           Termination of Employment by the Executive.  In the event of termination of the Executive’s employment by the Executive for any reason other than for Good Reason the Executive shall be entitled to receive from the Company through the Termination Date, the Salary in accordance with Section 3.1 hereof, the benefits in accordance with Section 3.5 hereof, and applicable PRC laws.

ARTICLE VI          NON-COMPETITION/NON-SOLICITATION; NON-DISCLOSURE AND NON-USE; NON-DISPARAGEMENT; EQUITABLE RELIEF

6.1           Non-Solicitation.

6.1.1           In consideration of the Executive’s employment with the Company and his participation in the Incentive Plan, which the Executive acknowledges is of direct benefit to the Executive, the Executive hereby covenants that during the Effective Period and the Restricted Period the Executive and his affiliates shall not directly or indirectly through any other individual person or entity, (i) employ, solicit or induce any individual who is or was at any time during the one (1) year period prior to the Termination Date, an employee or consultant of the Company, or (ii) cause such individual to terminate or refrain from renewing or extending his or her employment by or consulting relationship with the Company.

6.1.2           In consideration of the Executive’s employment with the Company and his participation in the Incentive Plan, which the Executive acknowledges is of direct benefit to the Executive, the Executive hereby covenants that during the Effective Period and the Restricted Period the Executive and his affiliates shall not directly or indirectly through any other individual person or entity, solicit, persuade or induce any Customer (as defined below) to terminate, reduce or refrain from renewing or extending its contractual or other relationship with the Company in regard to the purchase of products or services performed, manufactured, rented or sold by the Company or any other individual, person or entity in regard to the purchase of products or services similar or identical to those performed, manufactured, marketed, rented or sold by the Company.  For purposes hereof, “Customer” means any individual, person or entity which is a customer of the Company or which was a customer of the Company within one (1) year prior to the Termination Date.

6.1.3           In consideration of the Executive’s employment with the Company and his participation in the Incentive Plan, which the Executive acknowledges is of direct benefit to the Executive, the Executive hereby covenants that during the Effective Period and the Restricted Period the Executive and his affiliates shall not directly or indirectly through any other individual, person or entity, solicit, persuade or induce any Supplier (as defined below) to terminate, reduce or refrain from renewing or extending his, her or its contractual or other relationship with the Company, directly or indirectly in regard to this sale of products or services similar or identical to those performed, manufactured, marketed or sold or purchased by the Company.  For purposes hereof, “Supplier” shall mean any individual, person or entity which is a supplier of any product or service to the Company or which was a supplier to the Company within one (1) year prior to the Termination Date.

6.2           Non-Compete.  In consideration for the Executive’s employment with the Company and his participation in the Incentive Plan, which the Executive acknowledges is of direct benefit to the Executive, the receipt and sufficiency of which is hereby acknowledged, the Executive hereby covenants that during the Effective Period and the Restricted Period the Executive shall not directly or indirectly, in his, her and its own capacity or through one or more affiliates, whether as owner, consultant, executive, partner, member, manager, officer, director, venturer, agent through stock ownership, investment of capital, lending of money or property, rendering of services or otherwise, engage or assist others to engage in the Business in the Territory, provided, that the Executive may own up to 4.99% percent of the outstanding shares of a company engaged in such Business if such shares are listed on The Nasdaq Stock Market, LLC or another national securities exchange.

6.3           Non-Disclosure and Non-Use.  Without the prior written consent of the Company, neither the Executive nor his/her affiliates shall disclose any confidential information of the Company with respect to the Business, which any of its respective officers, directors, employees, counsel, agents, investment bankers, or accountants, may now possess or may hereafter create or obtain relating to, without limitation know-how, trade secrets, customer lists, supplier lists, referral source lists, costs, profits or margin information, markets, sales, pricing policies, operational methods, plans for future development, data drawings, samples, processes, products, software, the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Company with respect to the Business and such information shall not be published, disclosed or made accessible by any of them to any other Person or entity or used by any of them, provided, however, that the Executive may disclose or use any such information (i) as has become generally available to the public other than through a breach of this Agreement by the Executive or any of its affiliates and representatives, (ii) as becomes available to the Executive on a non-confidential basis from a source other than any other party hereto or such other party’s affiliates or representatives, provided that such source is not known or reasonably believed by the Executive to be bound by a confidentiality agreement or other obligations of secrecy, (iii) as may be required in any report, statement or testimony required to be submitted to any Governmental Entity having or claiming to have jurisdiction over it, or as may be otherwise required by applicable Law, or as may be required in response to any summons or subpoena or in connection with any litigation, (iv) as may be required to obtain any governmental approval or Consent required in order to consummate the transactions contemplated by this Agreement or (v) as may be necessary to establish the Executive’s rights under this Agreement; provided, further, that in the case of clauses (i), (iii), and (iv), the Executive shall promptly notify the party to whom it is obliged to keep such information confidential and, to the extent practicable, provide such party a reasonable opportunity to prevent public disclosure of such information.

6.4           Non-Disparagement.  The Executive agrees not to (i) in any way publicly disparage the Company, equity holders, officers, directors, employees or agents or the Company, (ii) cause embarrassment or public humiliation to such entitles or persons, or (iii) make any public statement that is adverse, inimical or otherwise detrimental to the interests of any such entities or persons or the Business.

6.5           Developments.  The Executive acknowledges that the Company, at the Company’s expense, has acquired, created and maintains, and will continue to acquire, create and maintain, significant goodwill with its current and prospective customers, vendors and employees, and that such goodwill is valuable property of the Company.  The Executive further acknowledges that to the extent such goodwill will be generated through the Executive’s efforts, such efforts will be funded by the Company and the Executive will be fairly compensated for such efforts. The Executive acknowledges that all goodwill developed by the Executive relative to the Company’s customers, vendors and employees will be the sole and exclusive property of the Company and will not be personal to the Executive.  In consideration for the Executive’s employment with the Company and his participation in the Incentive Plan, which the Executive acknowledges is of direct benefit to the Executive, the receipt and  sufficiency of which is hereby acknowledged, the Executive hereby covenants that:

6.5.1           All work, designs, materials (tangible and intangible) and products produced, developed, created or completed by the Executive on behalf of the Company during the Effective Period shall be deemed “work made for hire,” as such term is defined under the copyright laws of the United States, and are expressly intended to be wholly owned, and all copyright rights therein to be held, by the Company.  To the extent that any such copyrightable works may not, by operation of law, be works for hire, the executive agrees to and hereby does assign to the Company ownership of all copyright rights in those works.  Each Person within the Company shall have the right to obtain and hold in his/her own name copyrights, registrations and similar protection which may be available for those works.  The Executive agrees to give the Company all assistance it may reasonably require to secure or protect those rights.

6.5.2           All discoveries, developments, ideas, improvements, modifications, innovations, inventions, processes, programs, operating instructions, manuals, documentation, discs, tapes, written materials, systems, techniques, hardware, software, test procedures or other things, whether or not patentable (referred to herein as “Inventions”), that are made, conceived or reduced to practice by the Executive, while employed by the Company, solely or with others, whether or not during working hours or on the Company’s premises, and that (i) relate to the Business or actual or demonstrably anticipated research or development or a reasonable or contemplated expansion thereof, or (ii) result from any work performed by the Executive for the Company, or (iii) are developed on the Company’s time or using the Company’s equipment, supplies, facilities or trade secret information, or (iv) are based upon or are related to trade secrets and other confidential information of the Company shall be the property of, and shall promptly be disclosed by the Executive to the Company.

6.5.3           At any time during or after the Effective Period, the Executive shall, without further compensation but at the Company’s sole expense, sign all papers and cooperate in all other acts reasonably required to secure or protect the Company’s rights in all such property identified in subsection 6.5.1 and 6.5.2 above, including without limitation executing written assignments therefor and applying for, obtaining and enforcing copyrights or patents thereon in any and all countries.  In the event that the Executive is unable or unavailable or shall refuse to sign any lawful or necessary documents required in order for the Company to apply for and obtain any copyright or patent with respect to any work performed by the Executive under this Agreement (including applications or renewals, extensions, divisions or continuations), the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to act for and in the Executive’s behalf, and in Executive’s place and stead, to execute and file any such applications or documents and to do all other lawfully permitted acts to further the prosecution and issuance of copyrights and patents with respect to such new developments with the same legal force and effect as if executed by the Executive.

6.6          Equitable Relief. The Executive acknowledges that a breach of the covenants contained in this Article 6, may cause irreparable damage to the Business and the Company, the amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that, in addition to any other remedy which may be available at law or in equity, any person within the Company shall be entitled to specific performance and injunctive relief with or without posting a bond (as determined by a court of competent jurisdiction) to prevent any actual, intended or likely breach. The parties acknowledge that the time, scope and other provisions of this Article 6 have been specifically negotiated by sophisticated commercial parties, each with separate qualified counsel, and agree that all such provisions are reasonable under the circumstances and fair and necessary to protect the interests of the Company and to prevent the Executive from unfairly taking advantage of contacts established during employment by the Company. Accordingly, except to the extent provided in the last sentence of this Section 6.6, the Executive agrees not to contest the validity or enforceability of any provision of Article 6 of this Agreement. In the event that any provision in this Article 6 or any other provision contained in this Agreement shall be determined by any arbitrator or any court of competent jurisdiction to be unenforceable such provisions shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by any arbitrator or such court in such action so as to be enforceable to the extent consistent with then applicable law.

ARTICLE VII        MISCELLANEOUS PROVISIONS

7.1           Assignment and Successors.  The rights and obligations of the Company under this Agreement may be assigned and shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided, that the Company may not assign this Agreement except to its affiliates, pursuant to a reorganization of the Company and any attempt to do so shall be void.  The Executive’s rights or obligations hereunder may not be assigned to or assumed by any other person, provided that the rights of the Executive hereunder shall inure to the benefit of the heirs and personal representatives of the Executive.  No other persons shall have any right, benefit or obligation hereunder.

7.2           Notices.  Any notice, request, instruction or other document or communication to be given hereunder shall be in writing and shall be deemed to have been duly given (i) if mailed, at the time when mailed in any general or branch office of the United States Postal service, enclosed in a registered or certified postage-paid envelope, (ii) if sent by facsimile transmission, when so sent and receipt acknowledged by an appropriate facsimile receipt, or (iii) if sent by other means (including e-mail), when actually received by the party to which such notice has been directed, in each case at the respective addresses or numbers set forth below or such other address or number as such party may have fixed by notice; provided, however, that in the event of delivery under clauses (ii) or (iii) (otherwise than by receipted hand delivery), such notice shall be promptly followed by notice pursuant to clause (i);

If to the Company:

c/o Lihua Holdings Limited
Danyang Lihua Electron Co. Ltd.
Houxiang Five-Star Industry District,
Danyang City, Jiangsu Province, PRC 212312

With a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Mitchell S. Nussbaum, Esq.
Fax: (212) 504-3103

If to the Executive:

Building 503 3B, 10 Nanhunan Road
Beijing, China, 100102
Attn: Mr. Roy Yu

7.3           Severability.  If any provision or portion of this Agreement shall be or become illegal, invalid or unenforceable in whole or in part for any reason, such provision shall be ineffective only to the extent of such illegality, invalidity or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Agreement.  Upon such determination that any term or other provision is illegal, invalid, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the agreements contemplated hereby are fulfilled to the extent possible.

7.4           Amendment, Waiver etc..  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all  prior agreements between the parties with respect to the subject matter hereof and incorporates and supersedes all prior agreements between the parties concerning the employment of the Executive of the Company and may be modified or amended only by a mutual written agreement of the Board, acting by resolution, and the Executive.  There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto.

7.5           Counterparts.  This Agreement may be executed and delivered (including by facsimile or PDF transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

7.6           Non-Waiver of Rights and Breaches.  No failure or delay of any party hereto in the exercise of any right given to such party hereunder shall constitute a waiver thereof unless the time specified herein for the exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right.  The waiver of a party hereto of any default of any other party shall not be deemed to be a waiver of any subsequent default or other default by such party, whether similar or dissimilar in nature.

7.7           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE PEOPLE’S REPUBLIC OF CHINA.

7.8           Dispute Resolution: Consent to Jurisdiction.  Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by binding and final arbitration in Beijing City under the commercial arbitration rules of the People’s Republic of China then existing.  The decision of the arbitration shall be final and judgment on the arbitration award may be entered in any court having jurisdiction of the subject matter over the controversy.

7.9           Expenses.  Each party shall bear his or its own fees and expenses in connection with the preparation, negotiation and execution of this Agreement.

7.10         Survival.  Unless otherwise provided herein, the provisions of Articles 6 and 7 hereof shall survive the termination of the Effective Period or termination of this Agreement and shall cease to survive upon the end of the period provided for in Article 6.

7.11         Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any party hereto.  In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

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IN WITNESS WHEREOF, the parties, intending to be legally bound, executed this Agreement as of the date first above written.

DANYANG LIHUA ELECTRON CO., LTD.

By:	/s/ Jianhua Zhu
Name: Jianhua Zhu
Title: Chief Executive Officer

EXECUTIVE

By:	/s/ Yang “Roy” Yu
Name: Yang “Roy” Yu